Exhibit 99.1

News Release
Pentair Reports Second Quarter 2022 Results
•Second quarter sales of $1.06 billion.
•Second quarter GAAP EPS of $0.92 and adjusted EPS of $1.02.
•The company updates its full year 2022 GAAP EPS guidance to approximately $3.40 to $3.45 and on an adjusted basis to approximately $3.70 to $3.75.
Reconciliations of GAAP to Non-GAAP measures are in the attached financial tables.
LONDON, United Kingdom — July 26, 2022 — Pentair plc (NYSE: PNR) today announced second quarter 2022 sales of $1.06 billion. Sales were up 13 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales grew 12 percent in the second quarter. Second quarter 2022 earnings per diluted share from continuing operations (“EPS”) were $0.92 compared to $0.79 in the second quarter of 2021. On an adjusted basis, the company reported EPS of $1.02 compared to $0.84 in the second quarter of 2021. Segment income, adjusted net income, free cash flow and adjusted EPS are described in the attached schedules.
John L. Stauch, Pentair’s President and Chief Executive Officer commented: “We reported strong second quarter results with double digit growth in sales, segment income, and adjusted EPS. We were particularly encouraged with our strong margin expansion, both sequentially and year-over-year, as price read out and more than offset continued inflationary headwinds. While ongoing supply chain inefficiencies remain, our teams continue to deliver for our customers and we are seeing improvement in our lead times.”
Second quarter 2022 operating income was $191 million, up 18 percent compared to operating income for the second quarter of 2021, and return on sales (“ROS”) was 17.9 percent, an increase of 70 basis points when compared to the second quarter of 2021. On an adjusted basis, the company reported segment income of $206 million for the second quarter of 2022, up 18 percent compared to segment income for the second quarter of 2021, and ROS was 19.3 percent, an increase of 70 basis points when compared to the second quarter of 2021.
Consumer Solutions sales were up 19 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales grew 15 percent in the second quarter. Segment income of $169 million was up 18 percent compared to the second quarter of 2021, and ROS was 24.7 percent, a decrease of 20 basis points when compared to the second quarter of 2021 and up significantly from the first quarter of 2022.
Industrial & Flow Technologies sales were up 4 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales grew 7 percent in the second quarter. Segment income of $59 million was up 4 percent compared to the second quarter of 2021, and ROS was 15.7 percent, flat when compared to the second quarter of 2021.
Net cash provided by operating activities of continuing operations was $308 million for the quarter compared to $380 million in the second quarter of 2021 and free cash flow provided by continuing operations for the quarter was $288 million compared to $369 million in the second quarter of 2021.
Pentair paid a regular cash dividend of $0.21 per share in the second quarter of 2022. Pentair previously announced on May 16, 2022 that it will pay a regular quarterly cash dividend of $0.21 per share on August 5, 2022 to shareholders of record at the close of business on July 22, 2022. This year marks the 46th consecutive year that Pentair has increased its dividend.
Mr. Stauch continued, “We are also excited to have received all of the necessary regulatory approvals related to our acquisition of Manitowoc Ice, and are expecting to close on or around July 28, subject to closing conditions. With the significant growth of our Pool business since 2019 and our Water Solutions business expected to exceed $1 billion in sales on a pro forma basis including Manitowoc Ice, we will be moving to three reporting segments starting January 1, 2023: Pool, Water Solutions, and Industrial & Flow Technologies.”
“We believe this new segment structure will help us accelerate our efforts to improve customer experiences, differentiate our products, and drive profitability for our shareholders. We remain excited about Pentair’s long-term prospects and we look forward to building on our success of the past few years.”

(more)

Effective January 1, 2023, Pentair will move to three reporting segments: Pool, Water Solutions, and Industrial & Flow Technologies. The following leadership changes will be effective upon the move to three segments.

•Our Pool business, currently part of Consumer Solutions, is a leader in North America pool equipment. Our new Pool segment will be led by Jerome Pedretti, who joined Pentair in 2005. Currently Mr. Pedretti is EVP and President of the Industrial & Flow Technologies segment.
•Our new Water Solutions segment will include Manitowoc Ice, which we expect to acquire on or around July 28, subject to closing conditions. Water Solutions will be led by Adrian Chiu, who joined Pentair in 2011. Currently Mr. Chiu is EVP, Chief Transformation Officer and Chief Human Resources Officer.
•The Industrial & Flow Technologies segment will remain the same. The segment will be led by De’Mon Wiggins, who joined Pentair in 2010 and who is currently the President of the Pool business.
•In connection with these changes, Steve Pilla will assume the role of Chief Transformation Officer, in addition to his current role of EVP, Chief Supply Chain Officer, and the company will begin a search for a new Chief Human Resources Officer.

The company plans to provide historical financials reflecting this realignment when it reports its fourth quarter 2022 earnings in early 2023.

OUTLOOK
The company updates its estimated 2022 GAAP EPS from continuing operations to approximately $3.40 to $3.45 and on an adjusted EPS basis to approximately $3.70 to $3.75. The company updates full year 2022 sales guidance to be up approximately 8 to 10 percent on a reported basis. The updated guidance primarily reflects the negative impacts of foreign exchange and higher interest rates in addition to further margin expansion. The company’s outlook for 2022 does not include the anticipated Manitowoc Ice acquisition.
In addition, the company introduces third quarter 2022 GAAP EPS from continuing operations guidance of approximately $0.90 to $0.92 and on an adjusted EPS basis of approximately $0.93 to $0.95. The company expects third quarter sales to be up approximately 3 to 5 percent on a reported basis compared to the third quarter of 2021.
“I am proud of the resiliency of our manufacturing teams and I am excited about our continued growth prospects across our diverse portfolio despite near term external challenges. We believe the addition of Manitowoc Ice to our commercial platform, combined with our new segmentation and focused transformation efforts, will continue to drive value for our shareholders,” added Mr. Stauch.

(more)

EARNINGS CONFERENCE CALL
Pentair President and Chief Executive Officer John L. Stauch and Chief Financial Officer Robert P. Fishman will discuss the company’s second quarter 2022 results on a two-way conference call with investors at 9:00 a.m. Eastern Daylight Time today. A live audio webcast of the call, along with the related presentation, can be accessed in the Investor Relations section of the company’s website, www.pentair.com, shortly before the call begins.
Reconciliations of non-GAAP financial measures are set forth in the attachments to this release and in the presentation, each of which can be found on Pentair’s website. The webcast and presentation will be archived at the company’s website following the conclusion of the event.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact are forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “could,” “positioned,” “strategy,” “future” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. All statements made about the anticipated Manitowoc Ice acquisition and statements about our expected 2022 financial results are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include our ability to close the Manitowoc Ice acquisition on the expected terms and time schedule, including satisfying closing conditions; our ability to integrate the Manitowoc Ice acquisition successfully; our ability to retain customers and employees of Manitowoc Ice; the overall impact of the COVID-19 pandemic on our and the Manitowoc Ice business; the duration and severity of the COVID-19 pandemic, the impact of virus variants and the effectiveness of vaccinations; actions that may be taken by us, other businesses and governments to address or otherwise mitigate the impact of the COVID-19 pandemic, including those that may impact our ability to operate our facilities, meet production demands, and deliver products to our customers; the impacts of the COVID-19 pandemic on the global economy, our workforce, customers and suppliers, and customer demand; overall global economic and business conditions impacting our business, including the strength of housing and related markets and conditions relating to the conflict between Russia and Ukraine and related sanctions; supply, demand, logistics, competition and pricing pressures related to and in the markets we serve; volatility in currency exchange rates; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; the ability to achieve the benefits of our restructuring plans, cost reduction initiatives and transformation program; risks associated with operating foreign businesses and foreign supply chains; the impact of raw material, logistics and labor costs and other inflation; the impact of seasonality of sales and weather conditions; our ability to comply with laws and regulations; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits or impact trade agreements and tariffs; the outcome of litigation and governmental proceedings; and the ability to achieve our long-term strategic operating and ESG goals. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022. All forward-looking statements, including all financial forecasts, speak only as of the date of this release. Pentair assumes no obligation, and disclaims any obligation, to update the information contained in this release.

ABOUT PENTAIR PLC
At Pentair, we inspire people to move, improve and enjoy life’s essential resources for happier, healthier lives. From our residential and business water solutions, to our sustainable innovations and applications, we deliver smart, sustainable solutions for life.
Pentair had revenue in 2021 of approximately $3.8 billion, and trades under the ticker symbol PNR. With approximately 11,250 global employees serving customers in more than 150 countries, we work to help improve lives and the environment around the world. To learn more, visit Pentair.com.

PENTAIR CONTACTS

Jim Lucas	Rebecca Osborn
SVP, Treasurer, FP&A, and Investor Relations	Senior Manager, External Communications
Direct: 763-656-5575	Direct: 763-656-5589
Email: jim.lucas@pentair.com	Email: rebecca.osborn@pentair.com
(more)

Pentair plc and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended		Six months ended
In millions, except per-share data	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net sales	$1,064.2	$941.1	$2,063.8	$1,807.0
Cost of goods sold	704.7	600.1	1,372.1	1,150.8
Gross profit	359.5	341.0	691.7	656.2
% of net sales	33.8%	36.2%	33.5%	36.3%
Selling, general and administrative	145.6	158.2	309.7	294.8
% of net sales	13.7%	16.8%	15.0%	16.3%
Research and development	23.1	21.0	45.4	42.5
% of net sales	2.2%	2.2%	2.2%	2.4%
Operating income	190.8	161.8	336.6	318.9
% of net sales	17.9%	17.2%	16.3%	17.6%
Other expense:
Other expense	0.1	0.3	0.2	0.7
Net interest expense	9.2	3.8	14.9	8.9
% of net sales	0.9%	0.4%	0.7%	0.5%
Income from continuing operations before income taxes	181.5	157.7	321.5	309.3
Provision for income taxes	28.5	25.1	50.0	45.6
Effective tax rate	15.7%	15.9%	15.6%	14.7%
Net income from continuing operations	153.0	132.6	271.5	263.7
Loss from discontinued operations, net of tax	(0.1)	(0.5)	(1.0)	(3.0)
Net income	$152.9	$132.1	$270.5	$260.7
Earnings (loss) per ordinary share
Basic
Continuing operations	$0.93	$0.80	$1.65	$1.59
Discontinued operations	—	—	(0.01)	(0.02)
Basic earnings per ordinary share	$0.93	$0.80	$1.64	$1.57
Diluted
Continuing operations	$0.92	$0.79	$1.64	$1.57
Discontinued operations	—	—	(0.01)	(0.02)
Diluted earnings per ordinary share	$0.92	$0.79	$1.63	$1.55
Weighted average ordinary shares outstanding
Basic	164.8	166.0	165.0	166.1
Diluted	165.5	167.8	166.0	167.7
Cash dividends paid per ordinary share	$0.21	$0.20	$0.42	$0.40

(more)

Pentair plc and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2022	December 31, 2021
In millions
Assets
Current assets
Cash and cash equivalents	$135.1	$94.5
Accounts and notes receivable, net	493.2	534.3
Inventories	695.0	562.9
Other current assets	139.3	112.3
Total current assets	1,462.6	1,304.0
Property, plant and equipment, net	318.4	310.0
Other assets
Goodwill	2,454.8	2,504.5
Intangibles, net	407.8	428.0
Other non-current assets	228.6	207.1
Total other assets	3,091.2	3,139.6
Total assets	$4,872.2	$4,753.6
Liabilities and Equity
Current liabilities
Accounts payable	$372.5	$385.7
Employee compensation and benefits	101.5	140.1
Other current liabilities	582.1	525.9
Total current liabilities	1,056.1	1,051.7
Other liabilities
Long-term debt	911.5	894.1
Pension and other post-retirement compensation and benefits	90.3	93.2
Deferred tax liabilities	69.9	89.8
Other non-current liabilities	181.4	202.9
Total liabilities	2,309.2	2,331.7
Equity	2,563.0	2,421.9
Total liabilities and equity	$4,872.2	$4,753.6
(more)

Pentair plc and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six months ended
In millions	June 30, 2022	June 30, 2021
Operating activities
Net income	$270.5	$260.7
Loss from discontinued operations, net of tax	1.0	3.0
Adjustments to reconcile net income from continuing operations to net cash provided by (used for) operating activities of continuing operations
Equity income of unconsolidated subsidiaries	(0.9)	(0.1)
Depreciation	26.5	25.5
Amortization	12.9	13.4
Deferred income taxes	(16.9)	(4.3)
Share-based compensation	13.2	16.6
Amortization of bridge financing fees	7.7	—
(Gain) loss on sale of assets	(2.3)	0.5
Changes in assets and liabilities, net of effects of business acquisitions
Accounts receivable	31.4	(49.8)
Inventories	(144.1)	(31.9)
Other current assets	(31.7)	(10.5)
Accounts payable	(10.0)	51.3
Employee compensation and benefits	(35.7)	9.4
Other current liabilities	60.4	78.7
Other non-current assets and liabilities	(5.7)	(1.5)
Net cash provided by operating activities of continuing operations	176.3	361.0
Net cash used for operating activities of discontinued operations	(1.0)	(0.2)
Net cash provided by operating activities	175.3	360.8
Investing activities
Capital expenditures	(40.1)	(24.3)
Proceeds from sale of property and equipment	2.9	3.5
Acquisitions, net of cash acquired	(1.4)	(82.8)
Settlement of net investment hedges	8.8	—
Other	—	2.7
Net cash used for investing activities	(29.8)	(100.9)
Financing activities
Net borrowings of revolving long-term debt	19.8	(20.0)
Repayments of long-term debt	—	(103.8)
Debt issuance costs	(8.9)	—
Shares issued to employees, net of shares withheld	(5.4)	4.0
Repurchases of ordinary shares	(50.0)	(50.0)
Dividends paid	(69.5)	(66.7)
Receipts (payments) upon the maturity of cross currency swaps	0.2	(14.7)
Net cash used for financing activities	(113.8)	(251.2)
Effect of exchange rate changes on cash and cash equivalents	8.9	5.1
Change in cash and cash equivalents	40.6	13.8
Cash and cash equivalents, beginning of period	94.5	82.1
Cash and cash equivalents, end of period	$135.1	$95.9

(more)

Pentair plc and Subsidiaries
Reconciliation of the GAAP Operating Activities Cash Flow to the Non-GAAP Free Cash Flow (Unaudited)

	Three months ended	Three months ended	Six months ended
In millions	March 31, 2022	June 30, 2022	June 30, 2022
Net cash (used for) provided by operating activities of continuing operations	$(131.5)	$307.8	$176.3
Capital expenditures	(17.7)	(22.4)	(40.1)
Proceeds from sale of property and equipment	—	2.9	2.9
Free cash flow from continuing operations	$(149.2)	$288.3	$139.1
Net cash used for discontinued operations	—	(1.0)	(1.0)
Free cash flow	$(149.2)	$287.3	$138.1

	Three months ended	Three months ended	Six months ended
In millions	March 31, 2021	June 30, 2021	June 30, 2021
Net cash (used for) provided by operating activities of continuing operations	$(18.8)	$379.8	$361.0
Capital expenditures	(13.2)	(11.1)	(24.3)
Proceeds from sale of property and equipment	3.4	0.1	3.5
Free cash flow from continuing operations	$(28.6)	$368.8	$340.2
Net cash used for discontinued operations	(0.2)	—	(0.2)
Free cash flow	$(28.8)	$368.8	$340.0
(more)

Pentair plc and Subsidiaries
Supplemental Financial Information by Reportable Segment (Unaudited)

	2022			2021
In millions	First Quarter	Second Quarter	Six Months	First Quarter	Second Quarter	Six Months
Net sales
Consumer Solutions	$641.2	$686.2	$1,327.4	$521.4	$576.9	$1,098.3
Industrial & Flow Technologies	358.1	377.4	735.5	344.1	363.9	708.0
Other	0.3	0.6	0.9	0.4	0.3	0.7
Consolidated	$999.6	$1,064.2	$2,063.8	$865.9	$941.1	$1,807.0
Segment income (loss)
Consumer Solutions	$138.5	$169.2	$307.7	$131.0	$143.4	$274.4
Industrial & Flow Technologies	52.2	59.1	111.3	50.0	57.1	107.1
Other	(18.6)	(22.4)	(41.0)	(16.6)	(25.6)	(42.2)
Consolidated	$172.1	$205.9	$378.0	$164.4	$174.9	$339.3
Return on sales
Consumer Solutions	21.6%	24.7%	23.2%	25.1%	24.9%	25.0%
Industrial & Flow Technologies	14.6%	15.7%	15.1%	14.5%	15.7%	15.1%
Consolidated	17.2%	19.3%	18.3%	19.0%	18.6%	18.8%

(more)

Pentair plc and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures for the Year Ending December 31, 2022
Excluding the Effect of Adjustments (Unaudited)

	Actual		Forecast
In millions, except per-share data	First Quarter	Second Quarter	Third Quarter		Full Year
Net sales	$999.6	$1,064.2	approx	Up 3% - 5%	approx	Up 8% - 10%
Operating income	145.8	190.8	approx	Up 9% - 11%	approx	Up 9% - 11%
% of net sales	14.6%	17.9%
Adjustments:
Restructuring and other	2.1	1.1	approx	$—	approx	$3
Transformation costs	5.5	5.2	approx	—	approx	11
Intangible amortization	6.6	6.3	approx	5	approx	23
Legal accrual adjustments and settlements	(0.7)	0.5	approx	—	approx	—
Deal-related costs and expenses	6.4	1.6	approx	—	approx	8
Russia business exit costs	5.9	—	approx	—	approx	6
Equity income of unconsolidated subsidiaries	0.5	0.4	approx	1	approx	3
Segment income	172.1	205.9	approx	Up 5% - 7%	approx	Up 9% - 11%
Return on sales	17.2%	19.3%
Net income from continuing operations—as reported	118.5	153.0	approx	$149 - $152	approx	$563 - $572
Amortization of bridge financing fees	2.6	5.1	approx	1	approx	9
Adjustments to operating income	25.8	14.7	approx	5	approx	51
Income tax adjustments	(5.4)	(3.8)	approx	(1)	approx	(11)
Net income from continuing operations—as adjusted	$141.5	$169.0	approx	$154 - $157	approx	$612 - $621
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.71	$0.92	approx	$0.90 - $0.92	approx	$3.40 - $3.45
Adjustments	0.14	0.10	approx	0.03	approx	0.30
Diluted earnings per ordinary share—as adjusted	$0.85	$1.02	approx	$0.93 - $0.95	approx	$3.70 - $3.75
(more)

Pentair plc and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures for the Year Ended December 31, 2021
Excluding the Effect of Adjustments (Unaudited)

In millions, except per-share data	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net sales	$865.9	$941.1	$969.2	$988.6	$3,764.8
Operating income	157.1	161.8	167.3	150.7	636.9
% of net sales	18.1%	17.2%	17.3%	15.2%	16.9%
Adjustments:
Restructuring and other	1.5	3.9	0.1	2.0	7.5
Transformation costs	—	1.9	4.0	5.8	11.7
Intangible amortization	7.1	6.3	6.0	6.9	26.3
COVID-19 related costs and expenses	0.2	0.1	0.1	0.2	0.6
Legal accrual adjustments and settlements	(2.4)	—	—	(5.2)	(7.6)
Inventory step-up	—	—	—	2.3	2.3
Deal-related costs and expenses	0.7	1.0	2.1	4.1	7.9
Equity income (loss) of unconsolidated subsidiaries	0.2	(0.1)	0.1	0.1	0.3
Segment income	164.4	174.9	179.7	166.9	685.9
Return on sales	19.0%	18.6%	18.5%	16.9%	18.2%
Net income from continuing operations—as reported	131.1	132.6	143.7	148.6	556.0
Gain on sale of businesses	—	—	(1.4)	—	(1.4)
Pension and other post-retirement mark-to-market gain	—	—	—	(2.4)	(2.4)
Other income	—	(0.3)	—	—	(0.3)
Adjustments to operating income	7.1	13.2	12.3	16.1	48.7
Income tax adjustments	(2.4)	(4.6)	(6.2)	(17.0)	(30.2)
Net income from continuing operations—as adjusted	$135.8	$140.9	$148.4	$145.3	$570.4
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.78	$0.79	$0.86	$0.89	$3.32
Adjustments	0.03	0.05	0.03	(0.02)	0.08
Diluted earnings per ordinary share—as adjusted	$0.81	$0.84	$0.89	$0.87	$3.40
(more)

Pentair plc and Subsidiaries
Reconciliation of Net Sales Growth to Core Net Sales Growth by Segment
For the Quarter Ended June 30, 2022 (Unaudited)

	Q2 Net Sales Growth
	Core	Currency	Acq. / Div.	Total
Total Pentair	12.3%	(2.2)%	3.0%	13.1%
Consumer Solutions	15.4%	(1.2)%	4.7%	18.9%
Industrial & Flow Technologies	7.4%	(4.1)%	0.4%	3.7%